Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Third Quarter 2016 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2016 - Publix’s sales for the third quarter of 2016 were $8 billion, a 2.4 percent increase from last year’s $7.8 billion. Comparable-store sales for the third quarter of 2016 increased 0.9 percent.

Net earnings for the third quarter of 2016 were $421.1 million, compared to $412.3 million in 2015, an increase of 2.1 percent. Earnings per share for the third quarter increased to $0.55 for 2016, up from $0.53 per share in 2015.

Publix’s sales for the first nine months of 2016 were $24.9 billion, a 3 percent increase from last year’s $24.1 billion. Comparable-store sales for the first nine months of 2016 increased 1.8 percent.

Net earnings for the first nine months of 2016 were $1.5 billion, compared to $1.4 billion in 2015, an increase of 2.6 percent. Earnings per share increased to $1.92 for the first nine months of 2016, up from $1.86 per share in 2015.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective Nov. 1, 2016, Publix’s stock price decreased from $41.90 per share to $40.15 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Unfortunately, our results were not enough to offset the challenges in the stock market,” said Publix CEO & President Todd Jones. “I continue to be proud of our associates for delivering a premier customer shopping experience.”

Publix is privately owned and operated by its 186,000 employees, with 2015 sales of $32.4 billion. Currently Publix has 1,129 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 19 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###